EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of January 1, 2000 by and between TELEMETRIX INC., a Delaware corporation, whose address is 1225 Sage Street, Gering, Nebraska 69341 (the “Company”), and Michael J. Tracy, an individual residing at 731 East 38th Street, Scottsbluff, Nebraska 69361 (“Executive”).

R E C I T A L S

        WHEREAS, the Company desires to hire and employ Executive as its Chief Executive Officer and President.

        WHEREAS, Executive desires to become employed by the Company in such capacities;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

        1.     Employment. The Company agrees to employ Executive and Executive hereby agrees to be employed by the Company on a full-time basis. Executive represents and warrants that the execution of this Agreement and his performance under this Agreement does not breach any other agreement and does not require the consent of any other person.

        2.     Duties. Executive shall be employed as the Company’s Chief Executive Officer and President and shall perform the duties, bear the responsibilities commensurate with his positions and serve the Company faithfully and to the best of his ability, under the direction of the Company’s Board of Directors (the “Board”). In addition, the Executive will hold, without additional compensation, such other offices and directorships for the Company and/or its subsidiaries to which, with his agreement and consent he may be appointed or elected from time-to-time. In its sole discretion the Company may assign Executive to a position of lesser responsibility, subject to Executive’s right of termination under Section 9.6 below. Executive’s conduct must promote the best interests of the Company and its subsidiaries and must not discredit the Company its subsidiaries, or their respective products or services.

        3.     Facilities and Support. The Company agrees to furnish Executive with adequate facilities and support personnel to accomplish his duties hereunder.

        4.     Exclusivity. Executive shall devote substantially his full business time, efforts, attention, skill and energy to the Company’s business. Executive shall disclose all other business activities to the Board and Executive shall not engage in any other business activity that requires significant personal services by Executive except in connection with Tracy Broadcasting Corporation. Executive may take reasonable personal time for:

4.1. Personal investments that do not require significant services by Executive;
4.2. Participation in volunteer or charitable activities;
4.3. Participation in industry-related organizations;
4.4. With prior Board approval, serving as a Director for other companies; and
4.5. Activities approved in advance by the Board;

Except that Executive shall cease any such outside activity (except Tracy Broadcasting Corporation) if the Board reasonably determines that such activity will materially interfere or conflict with the Company’s interests.

        5.     Conflicts of Interest. Executive shall not engage in any activity that, in the Board’s reasonable judgment, may materially interfere or conflict with the proper performance of Executive’s duties or the Company’s or its subsidiaries’ interests. If Executive has any interest in a proposed transaction involving the Company or its subsidiaries, that interest must be fully disclosed to the Board and the disinterested Board members must approve the transaction. Executive’s activities in connection with Tracy Broadcasting Corporation shall not be deemed to be a conflict of interest.

        6.     Confidentiality. The relationship between the Company and Executive is one of confidence and trust. Executive agrees that the provisions of this Section are fair and reasonable because as a result of his employment by the Company he will have access to proprietary Company information and such information is a highly valued asset of the Company. The Company acknowledges and recognizes that prior to his employment with the Company, Executive had considerable knowledge and expertise related to the telecommunications industry (“Executive’s Prior Knowledge”).

6.1. Confidential Information. The term “Confidential Information” means all information relating to the Company, its subsidiaries, customers and suppliers considered by the Company to be confidential, excluding Executive’s Prior Knowledge, and including, to the extent that the items listed are proprietary:

6.1.1.	The Company’s plans, products, processes and personnel;
6.1.2.	The T3000 System and its components;
6.1.3.	The nature of the Company’s services and any area where such services are performed or planned to be performed;
6.1.4.	Research, development, manufacturing, purchasing, and engineering;
6.1.5.	Markets, marketing strategies, customer lists and prospect lists;
6.1.6.	Merchandising, selling, pricing, tariffs or contractual terms,
6.1.7.	Inventions, discoveries, concepts and ideas, whether patentable or not, processes, methods, formulas, and techniques, trade secrets, related improvements and knowledge;
6.1.8.	Financial and accounting information;
6.1.9.	The Company’s technology, expertise or business; and
6.1.10.	Any component of Confidential Information or anything derived from Confidential Information.

The Company’s determination that specific information constitutes Confidential Information shall be binding, except for information already in the public domain other than by Executive’s act and except for information which is no longer a trade secret as defined by the Uniform Trade Secrets Act.

6.2. Non-disclosure. Executive agrees that he shall at no time, whether during his employment or for a period of three years thereafter, disclose or use any Confidential Information for any purpose other than the conduct of the Company’s business. Upon the breach or threatened breach of this covenant by Executive, the Company shall be entitled without notice to obtain relief pursuant to Section 12 below.

6.3. Notice to Company. Executive will immediately notify the Company if he learns that Confidential Information has been disclosed or is about to be disclosed, whether by Executive’s acts, acts of third parties, law, regulation or court order. Executive will cooperate with the Company’s efforts to prevent or limit disclosure of Confidential Information.

6.4. Ownership. Any Confidential Information that is directly originated, developed or perfected to any degree by Executive during his employment by the Company shall be and remain the sole property of the Company and shall be deemed trade secrets of the Company. To the extent that any Confidential Information constitutes an original work of authorship by Executive which is protectable by copyright, Executive acknowledges that such work is a “work for hire” as defined by the U.S. Copyright Act (17 U.S.C. § 101 et seq.).

6.5. Assignment. Upon the company’s performance of the obligations of this contract, the Executive will assigns to the Company all of intellectual property rights (including copyrights, patents, and trademarks) that may arise out of his direct involvement with the Company and its subsidiaries prior to the termination of this Agreement. Further, any and all security interests in these items will be released to the extent that they applicable through this agreement, however this specifically excepts any security interests which have been filed b the executive to secure amounts due the executive which are not or may not be covered by this agreement.

6.6. Return of Confidential Information. Upon termination of Executive’s employment or upon request by the Board, Executive or his legal representative shall deliver to the Company all original and duplicates and/or copies of all documents, records, notebooks, computer records or media, and similar materials containing Confidential Information then in his possession, excluding those items owned by Executive prior to the effective date of this Agreement.

6.7. Further Assurances. Executive agrees to execute such separate and further confidentiality agreements and other documents embodying and enlarging upon the provisions of this Section 6 as the Company may reasonably request.

        7.     Compensation and Benefits. In consideration of the services to be rendered pursuant to this Agreement, Executive shall receive the following compensation and benefits during the Term (as defined in Section 8 herein) of his employment:

7.1. Salary and Bonus. The Company shall pay Executive an annual base salary, payable semi-monthly in arrears. The annual base salary during the Term shall be Three Hundred Thousand and 00/100 U.S. Dollars ($300,000.00). During the Term the Company will also pay Executive an annual incentive bonus up to 50% of Executive’s base salary per year, payable not later than the last day of the Company’s fiscal year, based upon Executive accomplishment of Company objectives. The Board shall annually review the amounts of Executive’s base salary and bonus. At the option of the executive, the company may pay all or a portion of the salary in shares of the company.

7.2. Benefits. The Company shall provide Executive with the benefits of such insurance plans, hospitalization plans, retirement plans and other employee benefits generally provided to executive employees of the Company and for which Executive may be eligible under the terms and conditions thereof.

7.3. Stock Options. The Company intends to create stock option plans for directors, officers and employees. Executive will be eligible to receive annual stock options to acquire a minimum of 500,000 shares of Company common stock in accordance with the terms of such plans.

7.4. Annual Leave. Executive shall be entitled to vacations, sick leave, personal days and other time off in accordance with the Company's policies in effect for officers and executive employees of the Company.

7.5. Relocation Expense. In the event Executive or the Board deem it necessary for Executive to relocate his residence on a part or full time basis in order to perform his duties under this Agreement, the Company agrees to pay and/or reimburse Executive for all costs and expenses reasonably incurred in connection with such relocation.

7.6. Reimbursement of Expenses. Upon receipt of an itemized accounting of such expenses with reasonable supporting documentation, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in connection with the business of the Company and/or its subsidiaries and in performance of Executive’s duties under this Agreement, subject to the company’s normal policies and procedures.

7.7. Facilities and Support. Telemetrix will furnish executive with adequate facilities and support personnel to accomplish his duties hereunder.

        8.     Duration. Executive’s employment shall commence on the date of this Agreement and continue for a period of four years (the “Term”) or until terminated in accordance with Section 9.

        9.     Termination. Executive’s employment may be terminated as follows:

9.1. Expiration of Term. Unless sooner terminated in accordance with this Section 9, Executive’s employment will terminate four years from the date of this Agreement.

9.2. Death. If Executive dies during the Term of his employment, the Company shall pay his estate the compensation that would otherwise be payable to him for the month in which his death occurs, and his employment shall be deemed terminated on the last day of such month. The Company also shall pay Executive’s estate the bonus specified in Section 7.1; if the Executive dies during the first year of employment, the bonus will be 50% of Executive’s annual salary, otherwise the bonus will be the amount of the previous year’s bonus pro rated for the portion of the year served.

9.3. Disability. If the Executive is prevented from performing his employment duties by reason of illness or incapacity for 180 days in any 365 day period, the Company may terminate his employment upon 60 days written notice to Executive or his or her duly appointed legal representative. If the Company terminates Executive’s employment pursuant to this subsection 9.3, the Company shall pay Executive an amount equal to his then annual salary prorated for a period of twelve months following the date Executive receives notice of termination from the Company, plus benefits, plus the bonus specified in Section 7.1; if employment is terminated under this subsection 9.3 during the first year of employment, the bonus will be 50% of Executive’s annual salary, otherwise the bonus will be 50% of the previous year’s bonus.

9.4. Cause. The Company may immediately terminate Executive’s employment at any time for:

9.4.1.	Gross negligence or non-performance by Executive of any material duties as an executive officer of the Company which continues after 60 days written notice specifying such negligence or non-performance; or
9.4.2.	The commission of any theft, fraud, embezzlement or similar crime involving the commission of any felony, for acts of dishonesty or moral turpitude, for violations of the securities laws or for a material breach of any provision of this Agreement.

9.5. Discretion. Either party, in its sole discretion, may terminate Executive’s employment at any time upon 30 days prior written notice.

9.6. Severance. If Executive’s employment is terminated pursuant to subsections 9.4 or 9.6, or the Company terminates Executive’s employment pursuant to subsection 9.7, the Company shall pay Executive a Termination Fee equal to Executive’s then-current annual salary, plus benefits, plus the bonus specified in Section 7.1; if employment is terminated during the first year of employment, the bonus will be 50% of Executive’s annual salary, otherwise the bonus will be the amount of the previous year’s bonus pro rated for the portion of the year served.

9.7. Surviving Provisions. After termination of Executive’s employment for any reason whatsoever, the applicable provisions of Sections 6 and 10 shall remain in full force and effect until the time specified in each such section.

        10.     Covenant Not to Compete. Since Executive will be a key employee of the Company, Executive shall have access to Confidential Information, and in light of the national scope of the Company’s proposed business, Employee agrees that the restrictions on his future activities contained in this Section are fair, reasonable and necessary.

10.1. Acknowledgement and Understanding. Executive acknowledges, understands and agrees that the Company has a legitimate business interest in being protected form certain activities by Executive after leaving employment because Executive during employment will use and have access to proprietary information and materials belonging to and developed by he Company which, if disclosed to or used by any competitor, would damage the company. These activities are: (a) disclosure or use of such information and/or materials to any person or entity not authorized by the company; and (b) competition with the company.

10.2. Covenant Not To Disclose. During employment by the Company and for a period of one thereafter, Executive will not disclose to any person or entity any proprietary information or materials belonging to or developed by the company. This information and materials shall be deemed to include but not be limited to the confidential information itemized in Paragraph 6.1 above that is proprietary in nature, customer requirements and product information. Upon termination of employment, all information and materials furnished or made available to Executive by Company shall be returned to the Company before Executive will receive his final pay check.

10.3. Covenant Not to Compete. For a period of one (1) year after termination of employment (regardless of how termination occurs), Executive will not: (a) solicit or contact any person or entity that was a customer of the Company during Executive’s employment by the Company which solicitation or contact is in connection with any service or product which was furnished or sold by the Company during such employment; or (b) furnish or sell to any such customer any such service or product. In the event any portion of this covenant is determine to be invalid, void or unenforceable for any reason, the remainder shall continue to be valid and enforceable.

        11.     Securities Matters. Since the Executive will have access to Confidential Information, his ability to engage in securities transactions (including securities issued by the Company and by others) will be limited. Executive agrees to:

11.1. Not engage in any transactions that violate the securities laws;
11.2. File all reports required by securities regulatory authorities;
11.3. Provide information about securities transactions when requested by the Company;
11.4. Follow written Company policies concerning securities transactions;
11.5. Execute any “lock-up” agreements or other restrictions on transactions when requested by the Company;
11.6. Comply with securities law requirements for all transactions.

While Executive may request Board permission for proposed securities transactions, Executive is still responsible for compliance with legal requirements.

        12.     Injunctive Relief. Upon a material breach or threatened material breach by Executive of any of the provisions of Sections 4, 5, 6, 10 and 11 of this Agreement, the Company shall be entitled to an injunction restraining Executive from such breach, together with any other relief or remedy available, for such breach or threatened breach, including the recovery of damages. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach. If the Company takes legal action to enforce the provisions of this Agreement or to enjoin Executive from violating this Agreement, the prevailing party, as part of its damages, shall be entitled to recover its legal fees and expenses incurred in such action from the losing party.

        13.     Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

        14. Notices. All communications, requests, consents and other notices under this Agreement shall be given in writing and delivered by facsimile, courier, registered or certified mail (postage prepaid) to the receiving party at the address set forth above or the recipient’s last known address. Notice shall be deemed given on the date of delivery as shown by the facsimile confirmation or delivery receipt.

        15.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nebraska.

        16.     Assignment. The Company may assign its rights and obligations under this Agreement to any successor corporation or, subject to Section 8.4, to any acquirer of substantially all of the business of the Company, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against any such assignee. Neither this Agreement nor any rights or duties hereunder may be assigned or delegated by Executive.

        17.     No Waiver. A waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent or other breach by Executive.

        18.     Amendments. No provision of this Agreement shall be altered, amended, revoked or waived, except by an instrument in writing, signed by the Company and Executive.

        19.     Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

        20.     Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        21.     Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:                                                                                                     TELEMETRIX INC., a Delaware corporation

                                                                                                                            By: /s/    Michael L. Glaser
                                                                                                                                            Michael L. Glaser
                                                                                                                                            Secretary

EXECUTIVE:                                                                                                     By: /s/    Michael J. Tracy
                                                                                                                                            Michael J. Tracy